Exhibit 99.1

FOR:	BIOREFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIOREFERENCE LABORATORIES, INC. REPORTS RECORD QUARTERLY RESULTS BASED ON SUSTAINED GROWTH

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Quarterly revenues and earnings highest in corporate history

ELMWOOD PARK, NJ (June 6, 2013) BioReference Laboratories, Inc. (NASDAQ: BRLI) announces record second quarter results for revenues and earnings.  Except for per share data or where otherwise noted, numbers are in thousands and all comparisons to prior periods are adjusted in accordance with the Accounting Standards Update 2011-7 under Topic 954 of FASB codification.  The appended table reflects the adjustments for the prior period.

The Company recorded Q2FY13 revenues of $176,452, the highest recorded revenues in a quarter in corporate history, representing an increase of 17% over the $151,443 (previously reported as $163,388) recorded in Q2FY12.  Operating income for Q2FY13 was $20,709, an increase of 23% over the Q2FY12 operating income of $16,771.  Net income after taxes in Q2FY13 came in at $11,338, resulting in earnings per share of $.41, up from Q2FY12 net income after taxes of $9,306 and EPS of $.33, increases of 22% and 24%, respectively.  Gross profit on revenues for Q2FY13 was $80,676, resulting in a margin for gross profit on revenues of approximately 46%, a 19% improvement over the $67,534 (previously reported as $79,479) recorded for Q2FY12, which resulted in a 45% margin.  Revenue per patient for Q2FY13 was $84.93, an increase of 11% over the $77.09 (reported as $83.21) recorded for Q2FY12.  The number of patients served increased 6% to 2,066 in Q2FY13 from the Q2FY12 total of 1,952.  Esoteric business for the Company was 63% of revenues for Q2FY13 compared to 59% in Q2FY12.  Days Sales Outstanding (DSO) was 89 days compared to Q2FY12 when the DSO was 88 days (previously reported as 81 days).

Six-month revenues increased to $337,709 in FY13, an increase of 16% over the first six months of FY12 revenues of $290,236 (previously reported as $313,307).  Operating income for the first six months of FY13 was $36,468, an increase of 21% over FY12 six-month operating income of $30,055.  Net income after taxes for the first six months of FY13 was $20,003, resulting in an EPS of $.72, an increase of 20% over first six-months FY12 net income after taxes of $16,671, which resulted in an EPS of $.60.  The Company reported gross profit on revenues for the FY13 six-month period of $151,598, resulting in a margin for gross profit on revenues of 45%, up from revenues in the FY12 first six-month period of $127,652  (previously reported as $150,723), which resulted in a margin of 44% (previously reported as 47%).  The number of patients served increased 7% to 4,038 in the first six months of FY13 from the FY12 same period total of 3,766.  Cash flow from operations for the first six months of FY13 was $12,832 down from $23,650 in the prior year same period.

Marc D. Grodman, MD, CEO, commented: “Much has been reported with regard to the challenges that our industry has faced this year.  There have been less business days early in the year, worse weather than the prior year, reimbursement issues emanating from CMS, and changes in the Blue Card Program.  BioReference has responded to these challenges by posting its best ever quarter in both revenues and earnings.  BioReference continues to innovate and provide superior service and support.  BioReference has continued to provide solutions that have enabled providers to keep pace with emerging changes in the clinical landscape.  We pay special note to the superb leadership that our GeneDx laboratory has provided, empowering and enabling all of our specialty services to excel.  Thanks to the expertise and industry leadership we have engendered at GeneDx, our Women’s Health and Oncology laboratories have been able to establish solid positions in their respective areas of clinical medicine and we believe they are well positioned for continued growth and differentiation.”

Q2FY13 Press Release

Dr. Grodman continued: “We have taken great strides to address recent challenges; in some ways they are similar to what we have faced while compiling our almost 20-year history of sustained growth.  Over that period, either due to reimbursement rate declines, conditions placed on getting paid or changes in managed care contracting, payments have consistently trended downward.  The changes at Blue Cross Blue Shield companies have created a certain amount of chaos and confusion for those who try to understand our industry, as well as short-term issues for BioReference, but we have been able to address these issues through persistent contracting and attention to detail.  We believe that the new relationships that we have developed out of this chaos may well improve our position going forward.  We recognize that the landscape of our industry is changing and we believe that we are fully prepared to address those changes through better technology, better informatics, better service and better support.  Those have been the foundation elements of our nearly 20-year sustained growth and we believe they will continue to enable us to match that success in the future.”

Dr. Grodman finally noted: “BioReference is designed to grow.  We recognize that we participate in a service industry and we have created an infrastructure that we believe is best designed to sustain growth in that service industry.  We recognize our need to constantly assess and re-assess our corporate strategies.  We constantly adjust those strategies to meet the changing demands of an evolving industry.  We introduce new technology; we adjust to changes in the provider environment; we adapt to changes in the reimbursement environment.  We believe our ability to adapt has enabled our growth over the past two decades; we believe our ability to identify under-served niches and respond to them, such as the establishment of Laboratorio Buena Salud, speaks to our resourcefulness; these attributes will drive our growth in the future as they have in the past.  During the past quarter, we purchased 81,600 shares of our own stock during the quarter because it was a good use of our funds.  We have recently made accretive and synergistic acquisitions which we believe will enhance our ability to serve providers.  We will continue to employ these strategies as we believe appropriate in the future in order to position ourselves for growth and expansion of our presence in our marketplace.”

The Company’s second quarter earnings conference call is scheduled for today at 10:30 a.m. Eastern Daylight Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call, please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

BioReference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

Three Months Ended

April 30,

		(As Adjusted	(As Previously
		for Topic 954)	Reported)
	2013	2012	2012
Net Revenues	$176,452	$151,443	$163,388
Cost of Sales	95,776	83,909	83,909
Gross Profit on Revenues	80,676	67,534	79,479
General and Administrative	59,967	50,763	62,708
Operating Income	20,709	16,771	16,771
Other Expense, Net	514	370	370
Income Before Taxes	20,195	16,401	16,401
Taxes	8,857	7,095	7,095
Net Income	11,338	9,306	9,306
Income Per Share	$0.41	$0.34	$0.34
Number of Shares	27,698,146	27,684,715	27,684,715
Income Per Share (Diluted)	$0.41	$0.33	$0.33
Number of Shares (Diluted)	27,879,448	27,877,697	27,877,697

	Six Months Ended
	April 30,

		(As Adjusted	(As Previously
		for Topic 954)	Reported)
	2013	2012	2012
Net Revenues	$337,709	$290,236	$313,307
Cost of Sales	186,111	162,584	162,584
Gross Profit on Revenues	151,598	127,652	150,723
General and Administrative	115,130	97,597	120,668
Operating Income	36,468	30,055	30,055
Other Expense, Net	899	687	687
Income Before Taxes	35,569	29,368	29,368
Taxes	15,566	12,697	12,697
Net Income	20,003	16,671	16,671
Income Per Share	$0.72	$0.60	$0.60
Number of Shares	27,707,241	27,786,216	27,786,216
Income Per Share (Diluted)	$0.72	$0.60	$0.60
Number of Shares (Diluted)	27,891,431	27,960,069	27,960,069

BioReference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	April 30,	October 31,
	2013	2012
Cash & Cash Equivalents	$25,538	$25,143
Accounts Receivable (Net)	176,438	153,247
Plant, Property & Equipment (Net)	55,134	50,440
Intangible Assets (Net)	36,898	29,731
Other Assets	57,385	54,264
Total	$351,393	$312,825

Accounts Payable	$46,746	$41,288
Revolving Note	9,377	—
Long-Term Debt	18,672	18,047
Other Liabilities	30,999	26,243
Shareholder’s Equity	245,599	227,247
Total	$351,393	$312,825

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com